Exhibit 99.1

Mabwe Minerals Inc. Acquires 25% of One of Zimbabwe’s Most Experienced Mining & Construction Companies, WGB Kinsey & Company, And Completes Organizational Structure of its Zimbabwe Operations

FREEHOLD, N.J. November 1, 2012-- Mabwe Minerals Inc. (symbol: MBMI) (OTCQB-News), is pleased to announce it has acquired 25% of WGB Kinsey & Company under the terms of an Equity Exchange Agreement. With four generations of the Kinsey family leading the company since 1955, WGB Kinsey & Company is one of Zimbabwe’s most experienced and well established companies in the mining & construction industry. WGB Kinsey & Company prides itself with owning its mining equipment, including a fleet of articulated dump trucks, front end wheeled loaders, excavators, dozers and graders. With both open pit and open cast mining experience ranging from chrome to platinum to gold, we believe the company has all the necessary equipment and management experience to efficiently perform all the mining operations at Dodge Mine.

WGB Kinsey & Company will begin staging barite qualification lots during the first quarter next year with rail shipments to the Port of Beira, Mozambique to commence no later than the second quarter. Anthony Kinsey, Managing Director, stated, “The Dodge Mine property offers an easy access site with no water hazards or terrain features requiring extensive infrastructure development. The barite lenses are clearly defined in the gravity mapping report and access to the barite deposit is straightforward.” To find out more about WGB Kinsey & Company visit http://www.africanbusinessreview.co.za/brochures/5383.

Mabwe Minerals Inc. is also pleased to announce it has completed the organizational structure of its Zimbabwe operations with the formation of Mabwe Corporation (Private) Limited (“Mabwe-Corp”). Mabwe-Corp was created to optimize the fiscal incentives awarded to Zimbabwe companies that derive income from mining operations with separate provisions for companies engaged in the mining of minerals and metals.

Mabwe-Corp is the parent/holding company with two independent operating companies: (i) wholly-owned Mabwe Minerals Zimbabwe (Private) Limited, responsible for Dodge Mine logistics, property management, local mineral sales and shipments of barite and (ii) a 25% equity position in WGB Kinsey & Company.

Al Pietrangelo, President & CEO of Mabwe Minerals Inc, commented, “With our Zimbabwe organizational structure optimized to take advantage of the tax incentives provided by the Zimbabwe mining authorities along with the opportunity to acquire 25% of WGB Kinsey & Company, we believe that we are well positioned to achieve our goal of completing our first barite shipment during the 3rd quarter of 2013.”

Raptor Resources Holdings Inc. (parent/holding Company)

Raptor Resources Holdings Inc. (OTCQB symbol: RRHI) is the parent/holding company with three independently operating subsidiaries: Mabwe Minerals Inc., TAG Minerals Inc. and Lantis Laser, Inc. To find out more about Raptor Resources Holdings visit (www.raptorresourcesholdings.com).

About Mabwe Minerals Inc.

Mabwe Minerals Inc. (symbol: MBMI), incorporated in Wyoming, is a U.S. based natural resources and hard asset OTCQB publicly traded, fully reporting company engaged in the mining, logistics and commercial sales of industrial minerals and metals, with its first focus on barite. The company’s operations are conducted through its Zimbabwe affiliate, Mabwe Corporation (Private) Limited. Raptor Resources Holdings Inc. owns 90 million shares of Mabwe Minerals Inc. or approximately 75% of its issued and outstanding shares of common stock.

About TAG Minerals Inc.

TAG Minerals Inc., incorporated in Wyoming, is a U.S. based mineral/metal resource acquisition, exploration and development company. The company, with operations conducted through its affiliate, TAG Minerals Zimbabwe (Private) Limited, is responsible for alluvial surface gold production along with the development of greenfield assets targeting bedrock gold and other industriall metals/minerals. To find out more about the mining equipment utilized by TAG, visit (www.extrac-tec.com).

Safe Harbor.

Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" ("FLS") within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. FLS include statements predictive in nature, depending upon or referring to future events / conditions, including words like "believes," "anticipates," "intends," "plans," "expects," and similar expressions. Statements concerning future financial performance (revenues, earnings, and growth rates), ongoing business strategies / prospects, and future actions, which may be provided by management, are also FLS as defined by the Act. The actual and any future results, performance or achievements of the Company, expressed or implied, may be materially different and vary significantly for different reporting periods due to FLS that involve known and unknown risks and other factors. Management believes that the assumptions made and expectations reflected in the FLS are reasonable. There is no assurance that the underlying assumptions will prove to be correct and the actual future results may be different from expectations expressed above. These statements are not guarantees of future performance. Mabwe Minerals has no specific intention to update these statements.

SOURCE Mabwe Minerals Inc.